Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
Advocat Announces 2006 Year End Results and Guidance for 2007
BRENTWOOD, Tenn., (March 1, 2007) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the fourth quarter and year ended December 31, 2006 and presented 2007 financial guidance.
Highlights for the Year Ended December 31, 2006 Compared to 2005
Funds provided from operations were $14.5 million versus $13.2 million in 2005. Funds from operations is a non-GAAP measurement. A reconciliation of funds from operations to net income is included in the financial tables accompanying this press release .
Other Highlights for 2006 included:
•	Revenue of $216.8 million, up 6.4% from $203.7.

•	Average occupancy rates increased to 77.9% from 76.2%.

•	Medicare days as a percent of total census increased to 13.8% from 13.0%.

•	Medicare Part A average rate per day increased to $323.97 from $311.48.

•	Medicaid average rate per day increased to $133.74 from $128.71.

•	Income from continuing operations before income taxes was $12.4 million in 2006, after a non-cash expense of $5.2 million for stock based compensation, compared to $16.8 million in 2005.

•	Net income from continuing operations was $21.9 million and $3.34 per diluted common share, compared to $30.6 million and $4.69 per diluted common share.

•	Working capital increased to $8.2 million at December 31, 2006, compared to a working capital deficit of $40.0 million at December 31, 2005.

•	Shareholders equity increased to a positive $3.8 million at December 31, 2006 from a deficit of $16.9 million at December 31, 2005.
Major non-revenue items affecting 2006 financial results compared to 2005 were:
•	Reduced income tax benefit of $4.3 million.

•	Employee wages included in operating expenses increased by $6.8 million, or 7.4%, and wages included in general and administrative expenses increased by $1.2 million, or 14.4%.

•	Non-cash stock based compensation expense of $5.2 million.

•	Health insurance expense included in operating expenses increased by $0.7 million, or 18.6%.

•	Sarbanes Oxley Section 404 compliance increased costs by $0.7 million.

•	Costs of workers compensation expense decreased by $1.4 million

As a result of the continuing improvement in financial results and the completion of the Company’s comprehensive refinancing in August 2006, the uncertainties surrounding the Company’s ability to continue as a going concern have been resolved. Accordingly, the report of the Company’s independent registered public accounting firm that will accompany the Company’s 2006 audited financial statements will not include the paragraph with regard to this uncertainty.
Highlights for the Fourth Quarter of 2006 Compared to Fourth Quarter 2005
•	Revenue of $55.8 million, up 3.8% from $53.7 million in 2005 and up 3.5% from $53.9 million in the third quarter of 2006.

•	Average occupancy rates increased to 78.4% from 77.6%.

•	Medicare days as a percent of total census increased to 13.6%, compared to 13.0% in the fourth quarter of 2005 and 13.0% in the third quarter of 2006.

•	Medicare Part A average rate per day increased to $331.81 from $320.53.

•	Medicaid average rate per day increased to $136.51 from $131.86.

•	Net income from continuing operations was $2.4 million and $0.37 per diluted common share, compared to $17.9 million and $2.75 per diluted common share. The benefit for income taxes decreased to $0.4 million compared to a benefit of $13.7 million.
For the fourth quarter of 2006, funds from operations were $3.1 million, compared to $5.1 million in the fourth quarter of 2005 and $2.7 million in the third quarter of 2006, The comparison of funds from operations was affected by changes in costs of group health insurance between quarters and costs of Sarbanes Oxley Section 404 compliance in 2006.
Facility Renovation Update
Four facilities were renovated during 2006, with three of those renovations completed before the start of the fourth quarter. Fourth quarter 2006 results for these facilities compared to the fourth quarter of 2005 results were:
•	Average occupancy increased to 70.6% from 60.9%.

•	Medicare census as a percent of total increased to 17.9% from 14.4%.
Two more renovations will be completed in the first quarter of 2007. The Company is also completing a partial renovation of its facility in Houston, Texas, which suffered water damage during a storm last summer. Management is currently reviewing plans for additional renovations, which are expected to be completed in the third and fourth quarters of 2007. The facilities selected for the initial projects were facilities with the most potential for improvement, and these results may not be indicative of results for future projects.
Included in this news release is a table of Selected Operating Statistics which provides information on our facilities.

2007 GUIDANCE
Advocat also announced that it is initiating guidance for 2007 based upon its 2006 results, 2007 budget and business planning process, and current business conditions. This guidance reflects only continuing operations, assumes no acquisitions or other new facilities, and assumes no future changes in Medicare or Medicaid reimbursement, other than regularly scheduled rate increases.
Revenues for 2007 are expected to increase to a range of $221 to $228 million. The Company expects to benefit from increased occupancy at its skilled nursing facilities due in part to the ongoing renovation program and from an increase in the number of Medicare days as a percentage of total patient days.
Net income (loss) from continuing operations is expected to range from a loss of $0.1 million to income of $0.4 million. Based on an estimated 5.9 million to 6.1 million average shares outstanding and taking into consideration preferred stock dividend requirements, diluted earnings (loss) per common share is expected to range from ($0.08) to $0.01 per share. Although we are projecting revenues to increase in 2007, net income is projected to be lower than in 2006 because the projected increases in reimbursement rates are insufficient to offset projected increases in rent expense (including cash and non-cash rent) and operating costs, including market-driven increases in employee salaries and benefits costs. The Company’s net income guidance for 2007 is also affected by the projected amount of professional liability expense, as discussed below.
The Company’s net income guidance for 2007 includes professional liability expense of approximately $9.3 million based on our actuarial assumptions for the current year, and does not attempt to forecast any potential reductions or increases of prior year accruals for professional liability claims which could result from favorable or unfavorable resolution of existing claims. In 2006, primarily as a result of favorable resolution of claims and corresponding adjustments to the accruals, the Company’s professional liability expense was a net benefit of $4.8 million, which is $14.1 million less expense than the amount included in the 2007 projections.
Funds from operations are expected to be approximately $13.3 to $14.0 million in 2007 compared to $14.5 million in 2006. Funds from operations for 2007 are expected to be negatively impacted by increases in employee compensation and benefits that exceed the rate of increase in Medicare and Medicaid reimbursement rates.
Management Outlook
Will Council, President and CEO of Advocat, commented, “The past year included a number of great accomplishments and it marks the culmination of several years of hard work to affect a turnaround of the Company’s financial situation. We and our industry, however, do face significant challenges in 2007. There is market pressure for increased salaries and wages. Employee healthcare costs are rising and there is uncertainty surrounding future Medicare and Medicaid reimbursement rates. It is also difficult to predict our net income because our professional liability expense is a significant variable expense dependent on both current year events and the resolution of prior year events. As in the past, this number could change significantly as the year progresses.
We are very excited about the performance to date of our renovation projects and other growth opportunities, and believe this ongoing renovation program will continue to contribute to future operating results. As announced in October 2006, Omega Healthcare Investors from whom we lease 33 of our nursing centers agreed to provide an additional $5 million in financing for renovations which we are now planning to complete in 2007. In addition, we have entered into an option agreement to purchase certain assets of a skilled nursing facility in West Virginia. We recently made an application to state regulatory authorities to allow us to operate the facility, and if successful, we intend to arrange financing and construct a new replacement facility. We are optimistic about the future of Advocat as we build on the successes of 2006 and seek to create long term value for our shareholders.”
CONFERENCE CALL INFORMATION
A conference call has been scheduled for Friday, March 2, 2007 at 8:00 A.M. Central time (9:00 A.M. Eastern time) to discuss 2006 results and the initiation of guidance for 2007.
The conference call information is as follows:

Date:	Friday, March 2, 2007
Time:	8:00 A.M. Central, 9:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	(866) 356-3095 (domestic) or (617) 597-5391 (international)
Passcode:	44422018
A replay of the conference call will be accessible two hours after its completion through March 9, 2007 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering passcode 77861624.
The Company will publish a supplemental financial information package which will be available at www.irinfo.com/avc/2006data.pdf in the news release section. It will also be furnished to the SEC as part of a Current Report on Form 8-K.
FORWARD-LOOKING STATEMENTS
The 2006 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this report. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 43 skilled nursing centers, primarily in the Southeast. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2006	2005
ASSETS:
Current Assets
Cash and cash equivalents	$12,344	$7,070
Restricted cash	25	625
Receivables, net	16,902	18,147
Deferred income taxes	1,785	1,004
Other current assets	6,739	5,180

Total current assets	37,795	32,026

Property and equipment, net	28,768	39,421
Deferred income taxes	21,849	12,856
Note receivable, net	4,758	5,198
Other assets, net	3,731	4,261

TOTAL ASSETS	$96,901	$93,762

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT):
Current Liabilities
Short-term debt and current portion of long-term debt and settlement promissory notes	$7,249	$47,419
Trade accounts payable	4,566	4,415
Accrued expenses:
Payroll and employee benefits	9,363	8,495
Current portion of self-insurance reserves	4,838	5,952
Other current liabilities	3,600	5,715

Total current liabilities	29,616	71,996
Noncurrent Liabilities
Long-term debt and settlement promissory notes, less current portion	24,267	128
Self-insurance reserves, less current portion	22,159	29,041
Other noncurrent liabilities	5,733	4,717

Total noncurrent liabilities	52,159	33,886

PREFERRED STOCK	11,289	4,750

SHAREHOLDERS’ EQUITY (DEFICIT)	3,837	(16,870)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$96,901	$93,762

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$55,790	$53,744	$216,763	$203,658

EXPENSES:
Operating	42,195	39,652	165,300	155,512
Lease	4,569	3,911	16,082	15,836
Professional liability	250	851	(4,840)	(3,962)
General and administrative	4,872	3,424	15,975	13,311
Stock-based compensation	80	—	5,184	—
Depreciation	873	922	3,650	3,493

	52,839	48,760	201,351	184,190

OPERATING INCOME	2,951	4,984	15,412	19,468

OTHER INCOME (EXPENSE):
Foreign currency transaction gain (loss)	(248)	25	21	161
Other income	—	—	207	—
Interest income	185	133	679	534
Interest expense	(939)	(965)	(3,707)	(3,382)
Debt retirement costs	—	—	(194)	—

	(1,002)	(807)	(2,994)	(2,687)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,949	4,177	12,418	16,781
BENEFIT FOR INCOME TAXES	(408)	(13,705)	(9,496)	(13,820)

NET INCOME FROM CONTINUING OPERATIONS	2,357	17,882	21,914	30,601
DISCONTINUED OPERATIONS:
Operating income (loss), net of tax provision (benefit) of $0, $394, $0 and $359, respectively	(2)	(4,957)	144	(5,698)
Gain (loss) on sale, net of tax provision of $0, $12, $0 and $436, respectively	8	8	(114)	399

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	6	(4,949)	30	(5,299)

NET INCOME	2,363	12,933	21,944	25,302
PREFERRED STOCK DIVIDENDS	86	81	340	318

NET INCOME FOR COMMON STOCK	$2,277	$12,852	$21,604	$24,984

NET INCOME (LOSS) PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.39	$3.11	$3.73	$5.29
Income (loss) from discontinued operations	—	(0.87)	.01	(0.93)

	$0.39	$2.24	$3.74	$4.36

Per common share — diluted
Income from continuing operations	$0.37	$2.75	$3.34	$4.69
Income (loss) from discontinued operations	—	(0.76)	.01	(0.81)

	$0.37	$1.99	$3.35	$3.88

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,847	5,725	5,784	5,725

Diluted	6,250	6,499	6,507	6,498

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
NET INCOME	$2,363	$12,933	$21,944	$25,302
Income (loss) from discontinued operations	6	(4,949)	30	(5,299)

Net income from continuing operations	2,357	17,882	21,914	30,601
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation	873	922	3,650	3,493
Provision for doubtful accounts	383	342	1,631	1,560
Deferred income tax benefit	(456)	(13,860)	(9,719)	(13,860)
Benefit from self-insured professional liability, net of cash payments	(1,079)	(216)	(8,809)	(8,680)
Stock-based compensation	80	—	5,184	—
Amortization of deferred balances	104	80	289	342
Provision for leases in excess of cash payments	592	(10)	606	158
Other	214	(88)	(218)	(425)

FUNDS PROVIDED BY OPERATIONS	$3,068	$5,052	$14,528	$13,189

Reconciliation of funds provided by operations to cash flow from operating activities:
Fund provided by Operations	$3,068	$5,052	$14,528	$13,189
Changes in other assets and liabilities affecting operating activities:
Receivables, net	1,388	(1,950)	(393)	(3,798)
Prepaid expenses and other assets	1,331	(588)	583	(2,516)
Trade accounts payable and accrued expenses	1,973	1,608	425	2,745

Net cash provided by operating activities of continuing operations	$7,760	$4,122	$15,143	$9,620

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds from Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that funds from operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds from Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
DECEMBER 31, 2006
(Unaudited)

			For the Year Ended December 31, 2006
								Medicare	Medicaid
	As of		Skilled	Occupancy				Room and	Room and
	December 31, 2006		Nursing	(Note 1)			2006	Board	Board
			Average				Revenue	Revenue	Revenue
	Licensed	Available	Daily	Licensed	Available	Medicare	($ in millions)	PPD — 2006	PPD — 2006
Region	Beds	Beds	Census	Beds	Beds	Utilization	(Note 4)	(Note 2)	(Note 2)
Alabama	711	699	618	86.9%	88.4%	13.8%	$39.2	$305.44	$141.69
Arkansas	1,411	1,241	902	63.9%	72.7%	14.1%	50.6	300.78	124.56
Florida	502	460	420	83.6%	91.2%	10.3%	28.4	354.29	153.20
Kentucky (Note 3)	775	742	682	88.0%	91.9%	14.7%	47.4	348.15	149.70
Tennessee	617	586	513	83.1%	87.5%	16.8%	31.3	333.91	123.56
Texas	489	442	375	76.6%	84.8%	11.5%	18.0	325.24	101.13

Total	4,505	4,170	3,509	77.9%	84.2%	13.8%	$214.9	$323.97	$133.74

Note 1:	The number of “Licensed beds” is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed beds. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations.

Note 2:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 3:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

Note 4:	Total revenue for regions excludes approximately $1.9 million of ancillary services revenue.

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In millions)

	2007 Estimated Range
	Low	High
NET INCOME (LOSS)	$(0.1)	$0.4
Income (loss) from discontinued operations	—	—

Net income (loss) from continuing operations	(0.1)	0.4
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations
Depreciation	3.9	3.9
Provision for doubtful accounts	1.7	1.5
Provision for self-insured professional liability, net of cash payments	4.7	4.7
Provision for leases in excess of cash payments	2.2	2.2
Other	0.9	1.3

FUNDS PROVIDED BY OPERATIONS	$13.3	$14.0

The Company’s income guidance for 2007 includes an expense for self-insured professional liability that is based on actuarial estimates of accruals required for claims to be incurred in 2007. The Company does not attempt to forecast any potential reductions or increases of prior year accruals for professional liability claims which could result from favorable or unfavorable resolution of existing claims.
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